Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement on Form N-2 of Mackenzie Realty Capital, Inc. of our report dated September 23, 2019, relating to the consolidated financial statements of Mackenzie Realty Capital, Inc. and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Moss Adams LLP
San Francisco, California
October 29, 2019